EXHIBIT 99.1

For further information, please contact our
Vice President and Treasurer, David Farwell
at 415/733-4000 or email dfarwell@abm.com

ABM INDUSTRIES NAMES TERRY PETTY AS NEW CHIEF
OPERATING OFFICER

SAN FRANCISCO, CA – March 31, 2004 – ABM Industries Incorporated (NYSE:ABM) today announced that Terry Petty has been named Executive Vice President & Chief Operating Officer effective April 1. Prior to joining ABM, Mr. Petty most recently served as Executive Vice President of North American Lodging operations for worldwide hospitality company Marriott International.

“We are pleased to welcome Terry to our management team,” said Henrik C. Slipsager, President and CEO of ABM Industries. “His extensive operational and development experience will prove invaluable as we seek to expand our service capabilities, improve our operating efficiencies and maximize our shareholder value. We look forward to Terry’s working closely with our division presidents to develop innovative strategies to increase revenues and reduce costs.”

Mr. Petty will succeed Jess Benton as Chief Operating Officer. Mr. Benton will continue as an Executive Vice President, overseeing the integration of the Company’s recent acquisition of Security Services of America (SSA) and working on other special projects until his anticipated retirement in December 2004. “The entire ABM team wishes to thank Jay for his continuing fine efforts on behalf of ABM, its customers, and employees,” said Slipsager. “We look forward to working together during this transition.”

Mr. Benton joined ABM in 1970, was appointed a Vice President in 1975, and was largely responsible for the development of the Amtech Group of companies in the 1980’s and 1990’s before being appointed to his current position in 2000. “ABM has afforded me a lifetime career filled with challenges and opportunities,” said Benton.

While serving as Executive Vice President of Lodging Operations at Marriott, Mr. Petty was responsible for the operations of all U.S. and Canadian hotels, including Marriott Hotels, Resorts & Suites, JW Marriott, Renaissance, Fairfield Inns, Courtyard, Residence Inn, TownePlace Suites and SpringHill Suites. During his tenure with Marriott, Mr. Petty successfully developed and implemented numerous strategies, including centralizing the company’s field and corporate processing activities and consolidating the managed and franchised hotels, in order to streamline operations and improve profit margins. In addition, Mr. Petty chaired the hotel development committee, which assessed all real estate deals.

ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2003 revenues in excess of $2.2 billion and more than 68,500 employees,

ABM provides janitorial, parking, engineering, security, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities in the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, American Commercial Security Services (ACSS), Security Services of America (SSA), ABM Engineering, Amtech Lighting, CommAir Mechanical and ABM Facility Services.